(d)(1)(iii)
FORM OF
December 4, 2007
Todd Modic
Senior Vice President
ING Investments, LLC
7337 E. Doubletree Ranch Road
Scottsdale, AZ 85258
Dear Mr. Modic:
     Pursuant to the Second Amended and Restated Investment Management Agreement dated February 1, 2005, as amended, between ING Equity Trust and ING Investments, LLC (the “Agreement”) we hereby notify you of our intention to retain you as Manager to render investment advisory services to ING Equity Dividend Fund (the “Equity Dividend Fund”), a newly established series of ING Equity Trust, effective December 4, 2007, upon all of the terms and conditions set forth in the Agreement. Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding Equity Dividend Fund to the Amended Schedule A of the Agreement. The Amended Schedule A, with the annual investment management fee indicated for Equity Dividend Fund, is attached to the letter.
     In addition, we hereby notify you of our intention to modify the annual investment management fee for ING MidCap Opportunities Fund and ING SmallCap Opportunities Fund (the “Funds”), effective [January 1, 2008], upon all of the terms and conditions set forth in the Agreement. Upon your acceptance, the Agreement will be modified to give effect to the foregoing by amending Amended Schedule A of the Agreement. The Amended Schedule A, with the annual investment management fees indicated for the Funds, is attached to the letter.
     Please signify your acceptance to act as Manager for Equity Dividend Fund and to the modification of the investment management fees for the Funds under the Agreement by signing below where indicated.

Very sincerely,

By:

Name:

Title:

ING Equity Trust

ACCEPTED AND AGREED TO:
ING Investments, LLC

By:

Name:

Title:

7337 E. Doubletree Ranch Rd.	Tel: 480-477-3000	ING Equity Trust
Scottsdale, AZ 85258-2034	Fax: 480-477-2700
www.ingfunds.com

FORM OF
AMENDED SCHEDULE A
with respect to the
SECOND AMENDED AND RESTATED
INVESTMENT MANAGEMENT AGREEMENT
between
ING EQUITY TRUST
and
ING INVESTMENTS, LLC

Series	Annual Investment Management Fee
(as a percentage of average daily net assets)
ING Equity Dividend Fund	0.65%

ING Fundamental Research Fund	0.70% on first $500 million of assets
0.65% on next $500 million of assets
0.60% thereafter

ING LargeCap Value Fund	0.90% on first $50 million of assets
0.85% on next $450 million of assets
0.80% thereafter

ING MidCap Opportunities Fund	0.75%

ING Opportunistic LargeCap Fund	0.70% on first $500 million of assets
0.65% on next $500 million of assets
0.60% thereafter

ING Real Estate Fund	0.70%

ING SmallCap Opportunities Fund	0.90% of the first $250 million of assets
0.80% of the next $250 million of assets
0.75% of assets in excess of $500 million

Series	Annual Investment Management Fee
(as a percentage of average daily net assets)
ING SmallCap Value Choice Fund	With respect to assets for which investment
sub-advisory services are provided by an
investment adviser other than ING Investment
Management Co. — 1.00%

With respect to assets for which investment
sub-advisory services are provided by ING
Investment Management Co — 0.75%

ING Value Choice Fund	0.90%

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